UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2018

PROPHASE LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

621 N. Shady Retreat Road, Doylestown, PA, 18901

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.02 Results of Operations and Financial Condition.

On August 14, 2018, ProPhase Labs, Inc. (the “Company”) issued a press release announcing that it will restate its previously issued audited consolidated financial statements for the fiscal year ended December 31, 2017 and unaudited consolidated financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 2.02, including exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 10, 2018, the Company’s management, after consultation and discussions with EisnerAmper LLP, the Company’s independent registered public accounting firm, and the Audit Committee of the Board of Directors, concluded that the Company’s previously issued audited consolidated financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K for such period and unaudited consolidated financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 included in the Company’s Quarterly Reports on Form 10-Q for such periods should no longer be relied upon, and determined that these financial statements will be restated due to the identification of certain accounting errors related to income tax accounting.

The Company has determined that it miscalculated its income tax benefit by incorrectly utilizing certain net operating losses without taking into account the statutory limitation imposed by the State of Pennsylvania, which resulted in an overstatement of net income as discussed below. The Company also incorrectly allocated the amount of income tax benefit to continuing operations, which resulted in an overstatement of income from continuing operations, and an equal understatement of the gain on sale of discontinued operations, presented net of taxes, which had no impact on net income.

Based on its review, the Company has determined that its income tax expense was understated and its net income was overstated by approximately $1.2 million for the fiscal year ended December 31, 2017. The Company is still in the process of evaluating the impact of this error on its quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018.

The Company expects to file an amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to restate the audited consolidated financial statements included in the Form 10-K and amendments on Form 10-Q/A to its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 to correct the errors described above. The Company is seeking to file the amendments on Form 10-K/A and Form 10-Q/A as soon as reasonably practicable.

Accordingly, investors are cautioned not to rely on the Company’s historical financial statements, earnings press releases and similar communications related to these periods. The Company’s management will also reassess its tax provision preparation and review processes and their impact on the Company’s internal controls and will amend, as necessary, any disclosures pertaining to its evaluation of such controls and procedures in connection with its amended Annual Reports on Form 10-K and Quarterly Report on Form 10-Q for the periods described above.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements related to the restatements discussed above. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could affect the Company’s forward-looking statements include, among other things, risks related to our ability to timely complete the restatements described above, risks that other errors or internal control deficiencies or weaknesses will be identified during our preparation of the restatements and/or risks that additional adjustments will be required. Other risks and uncertainties include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q. Unless required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press Release dated August 14, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Ted Karkus
Ted Karkus
Chairman of the Board, Chief Executive Officer and Director

Date: August 14, 2018